Exhibit (a)(5)(iii)


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Merrill Lynch Investment Managers

Semi-Annual Report

February 28, 2001

Merrill Lynch
High Income
Municipal
Bond Fund, Inc.

www.mlim.ml.com

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Merrill Lynch
High Income
Municipal Bond Fund, Inc.
Box 9011
Princeton, NJ
08543-9011

Printed on post-consumer recycled paper

Merrill Lynch High Income Municipal Bond Fund, Inc.

DEAR SHAREHOLDER

For the six months ended February 28, 2001, Merrill Lynch High Income Municipal Bond Fund, Inc. earned $0.265 per share income dividends, representing a net annualized yield of 5.76%, based on a month-end per share net asset value of $9.26. Over the same period, the Fund's total investment return was +0.81%, based on a change in per share net asset value from $9.45 to $9.26, and assuming reinvestment of $0.266 per share income dividends.

The Municipal Market Environment During the six months ended February 28, 2001, long-term fixed- income bond yields generally declined. The strength seen in the US economy in 1999 and early 2000 clearly has moderated in recent months. After growing approximately 5% in the first half of 2000, US gross domestic product
(GDP) declined to 2.2% during the third quarter of 2000. An estimate of fourth quarter 2000 GDP growth was recently released at 1.1%. Additionally, over the past six months, inflationary pressures have remained well contained, largely in the 2% - 3% range. As a result of moderating economic growth and low inflation, US Treasury bond yields remained relatively stable into late October 2000.

However, rising oil and natural gas prices rekindled investors' inflationary fears and US Treasury bond yields quickly rose to nearly 6% by early November 2000. During late November and early December, long-term bond yields fluctuated in response to declining commodity prices and the considerable uncertainty surrounding the presidential election. In December 2000, significant declines in US equity markets, especially the NASDAQ, as well as another series of weak economic indicators, combined to reestablish the decline in long-term US Treasury bond yields. By mid-December, the Federal Reserve Board announced that current economic conditions warranted the cessation of the series of short-term interest rate increases they had initiated in February 2000. Given the favorable economic environment and, at least, a neutral Federal Reserve Board policy, investors were free again to focus on the ongoing US Treasury debt reduction program and forecasts of sizeable Federal budgetary surpluses going forward. Many analysts and investors concluded that there would be a significant future shortage of longer-maturing US Treasury securities. These factors helped push US Treasury bond yields lower. By the end of December, US Treasury bond yields declined to 5.45%, their lowest monthly closing level in almost two years.

In early January 2001, the Federal Reserve Board lowered short-term interest rates by 50 basis points (0.50%), citing declining consumer confidence and weakening industrial production and retail sales growth. Similar reasons were given for an additional 50 basis point reduction in short-term interest rates by the Federal Reserve Board at the end of January 2001. However, despite recent reductions in short-term interest rates, US equity markets remained weak. This has led many investors to seek the safety of fixed-income markets, causing bond yields to decline further. By the end of the six-month period ended February 28, 2001, US Treasury bonds declined overall by nearly 30 basis points to close the period at 5.30%.

Long-term tax-exempt bonds also responded well to the economic environment that developed during the last six months. While municipal bond yields followed a downward pattern similar to that of US Treasury bonds, tax-exempt bond price volatility was limited. Municipal bond yields traded in a relatively narrow range, generally declining steadily throughout the last six months. Overall investor demand for municipal bonds has remained very positive, allowing tax-exempt bond yields, as measured by the Bond Buyer Revenue Bond Index, to decline 25 basis points to end the period at 5.47%, their lowest monthly closing level in more than 18 months.

Merrill Lynch High Income Municipal Bond Fund, Inc.
February 28, 2001

The underperformance of the municipal bond market mainly reflected the dramatic increase in tax-exempt bond issuance over the past few months. The decline in tax-exempt bond yields triggered a large number of municipalities to refinance outstanding higher-couponed issues as well as issue new debt to support capital projects such as school buildings and general infrastructure needs. During the past 12 months, more than $211 billion in new long-term municipal securities was issued, an increase of almost 5% compared to the same 12-month period a year ago. During the last six months, nearly $110 billion in new tax-exempt bonds was underwritten, an increase of over 12% when compared to the same six-month period a year ago. More than $55 billion in new long-term municipal bonds was financed during the past three months, a staggering increase of over 40% compared to the same three-month period a year ago. This dramatic response to falling tax-exempt bond yields by municipalities can be seen in the monthly issuance for February 2001 as over $20 billion in new long-term municipal bonds was underwritten, an increase of more than 60% compared to monthly issuance in February 2000.

The recent increase in tax-exempt bond issuance prevented municipal bond yields from declining as much as US Treasury bond yields. Overall investor demand for municipal bonds remained strong and came from a number of non-traditional and conventional sources. Derivative/arbitrage programs and insurance companies remained the dominant buyers, while individual retail investor demand also remained strong. Tax-exempt bond funds experienced renewed investor interest. Rising equity market valuations throughout most of last year siphoned away much of the demand from municipal bond mutual funds. In January 2000, tax-exempt mutual bond funds experienced net cash outflows of more than $4 billion as investors withdrew from bond funds mainly to finance the purchase of various equity securities. The increased demand for tax-exempt issues to a great extent resulted from the continued decline of US equity markets, but even more, from the attractive tax-exempt bond yield ratios currently available. Many investors fled the instability and uncertainty of the equity market for the safety and security of municipal bond issues yielding 90% - 95% of comparable US Treasury bond yields.

The outlook for the tax-exempt bond market in 2001 appears quite favorable. The steeply positive yield curve and relatively high credit quality that the municipal bond market offers should continue to attract retail and institutional investors seeking both tax- exempt income and a ready substitute for relatively scarce US Government securities. Strong state and local governmental financial conditions also suggest that issuance should remain manageable in the coming months. Research analysts suggest that annual issuance in 2001 is likely to remain in the $200 billion range. Additionally, while it appears likely that President Bush will keep his campaign promise to lower Federal income tax rates in 2001, any legislation is unlikely to be enacted before late summer. These factors suggest that the strong technical position the municipal bond market has enjoyed is likely to continue. Given recent market performance, the strong returns illustrate the excellent investment diversification municipal bonds can provide to investors.

Portfolio Strategy
In contrast to the six-month period ended August 31, 2000, in which the high-yield tax-exempt market deteriorated significantly, the six- month period ended February 28, 2001 saw a marked improvement in valuations for much of the high-yield sector. The more constructive environment was attributable to the abrupt and forceful shift in monetary policy by the Federal Reserve Board in January 2001 brought on by the rapid deterioration in economic fundamentals. Encouraged by prospects of steadily declining short-term interest rates, fixed-income investors increased exposure to speculative-grade credits in anticipation of the stimulative effect of an easier monetary policy. Implicit in the decision to reallocate asset weightings in this manner was the belief that credit spreads already reflected current weak economic conditions. The anticipatory nature of markets suggests that investors are looking beyond present circumstances and are beginning to discount an eventual economic rebound. In effect, investors are confident that the Federal Reserve Board will be successful in its efforts to reignite growth.

Merrill Lynch High Income Municipal Bond Fund, Inc.
February 28, 2001

While these developments indicate that a brighter outlook lies ahead, the months leading up to the Federal Reserve Board's first interest rate reduction proved to be a difficult environment for investors in the high-yield market. Poor liquidity and an anemic investor demand continued to chip away at valuations. The effect was even more pronounced as the late year bond market rally was largely confined to the higher investment-grade sectors. By year end, with investor sentiment at its lowest point and credit spreads near their widest point in several years, the stage was set for the Federal Reserve Board's monetary policy easing and the ensuing turnaround.

Our investment strategy for the Fund remains largely unchanged as we consistently seek to manage reinvestment risk in an effort to stablilize the Fund's dividend income in a variety of interest rate environments. The distressed nature of the high-yield market provided us with the opportunity to continue the gradual restructuring of the Fund at some of the most attractive yields in recent years. Examples of recent additions to the Fund include investments in long-term care providers in New Jersey, Wisconsin and North Carolina. Favorable demographic trends and strong management track records suggest that the historically low valuations currently in this sector may not last long. Despite the well-publicized financial woes affecting California's two largest privately owned utilities, the utility sector remains a favorite given current trends toward consolidation within the industry. The Fund had no exposure to either utility and was unaffected by the subsequent decline in market value of their respective debt obligations.

In Conclusion

We appreciate your ongoing interest in Merrill Lynch High Income Municipal Bond Fund, Inc., and we look forward to assisting you with your financial needs in the months and years ahead.

Sincerely,

(Terry K. Glenn)
Terry K. Glenn
President and Director

(Vincent R. Giordano)
Vincent R. Giordano
Senior Vice President

(Theodore R. Jaeckel Jr.)
Theodore R. Jaeckel Jr.
Vice President and
Portfolio Manager

(John M. Loffredo)
John M. Loffredo
Vice President and

Portfolio Manager

March 26, 2001

Merrill Lynch High Income Municipal Bond Fund, Inc.
February 28, 2001

PROXY RESULTS

During the six-month period ended
February 28, 2001, Merrill Lynch High
Income Municipal Bond Fund, Inc.'s
shareholders voted on the following
proposals. The proposals were approved
at a shareholders' meeting on July 25,
2000. The description of each proposal
and number of shares voted are as
follows:

                                                                            Shares Voted      Shares Withheld
                                                                                For             From Voting

1.To elect the Fund's Board of Directors:    Terry K. Glenn                  16,936,877           358,385
                                             Ronald W. Forbes                16,928,381           366,881
                                             Cynthia A. Montgomery           16,937,999           357,263
                                             Charles C. Reilly               16,918,280           376,982
                                             Kevin A. Ryan                   16,990,283           304,979
                                             Roscoe S. Suddarth              16,991,302           303,960
                                             Richard R. West                 16,992,445           302,817
                                             Arthur Zeikel                   16,985,647           309,615
                                             Edward D. Zinbarg               16,988,099           307,163

                                                                           Shares Voted        Shares Voted      Shares Voted
                                                                               For                Against           Abstain
2.To ratify the selection of Deloitte & Touche LLP as the Fund's
independent auditors for the current fiscal year.                            16,428,942            79,551         786,769

3.To approve to convert the Fund to a "master/feeder" structure.             15,529,924           449,115       1,316,223

ABOUT INVERSE FLOATERS

As a part of its investment strategy, the Fund may invest in certain securities whose potential income return is inversely related to changes in a floating interest rate ("inverse floaters"). In general, interest rates on inverse floaters will decrease when short- term interest rates increase and increase when short-term interest rates decrease. Investments in inverse floaters may be characterized as derivative securities and may subject the Fund to the risks of reduced or eliminated interest payments and losses of invested principal. In addition, inverse floaters have the effect of providing investment leverage and, as a result, the market value of such securities will generally be more volatile than that of fixed rate, tax-exempt securities. To the extent the Fund invests in inverse securities, the market value of the Fund's portfolio and the net asset value of the Fund's shares may also be more volatile than if the Fund did not invest in such securities.

Merrill Lynch High Income Municipal Bond Fund, Inc.
February 28, 2001

SCHEDULE OF INVESTMENTS                                                                                   (in Thousands)

                S&P    Moody's    Face
State         Ratings  Ratings   Amount                      Issue                                              Value
Alabama--1.0%    B       NR*     $1,000    Brewton, Alabama, IDB, PCR, Refunding (Container
                                           Corporation of America-Jefferson Smurfit Corp. Project),
                                           8% due 4/01/2009                                                   $  1,020
                 CCC     NR*      5,285    Mobile, Alabama, IDB, Solid Waste Disposal Revenue Refunding
                                           Bonds (Mobile Energy Services Co. Project), 6.95%
                                           due 1/01/2020 (e)                                                       264

Arizona--8.1%    B+      Ba3      3,000    Coconino County, Arizona, Pollution Control Corporation,

                                           Revenue Refunding Bonds (Tucson Electric Power-Navajo),
                                           AMT, Series A, 7.125% due 10/01/2032                                  3,048
                 NR*     NR*      1,280    Maricopa County, Arizona, IDA, M/F Housing Revenue Bonds
                                           (Sun King Apartments Project), Sub-Series C, 9.50%
                                           due 11/01/2031                                                        1,312
                 NR*     B1       4,600    Phoenix, Arizona, IDA, Airport Facility Revenue Refunding Bonds
                                           (America West Airlines Inc. Project), AMT, 6.30% due 4/01/2023        3,919
                 NR*     NR*      1,235    Pima County, Arizona, IDA, Industrial Revenue Bonds
                                           (La Hacienda Project), 9.50% due 12/01/2016                           1,302
                 B+      Ba3        400    Pima County, Arizona, IDA, Industrial Revenue Refunding Bonds
                                           (Tucson Electric Power Company Project), Series C,
                                           6% due 9/01/2029                                                        361
                                           Sedona, Arizona, Wastewater Municipal Property Corporation,
                                           Excise Tax Revenue Refunding Bonds (d):
                 AAA     NR*      1,410      5.20%** due 7/01/2021                                                 487
                 AAA     NR*        500      5.24%** due 7/01/2023                                                 154

California--0.3% A1+     NR*        445    California Pollution Control Financing Authority, PCR, Refunding
                                           (Pacific Gas and Electric), VRDN, Series D, 6% due 11/01/2026 (a)       445

PORTFOLIO ABBREVIATIONS

To simplify the listings of Merrill Lynch High Income Municipal Bond Fund, Inc.'s portfolio holdings in the Schedule of Investments, we have abbreviated the names of many of the securities according to the list below and at right.

AMT        Alternative Minimum Tax (subject to)
EDA        Economic Development Authority
GO         General Obligation Bonds
HFA        Housing Finance Agency
IDA        Industrial Development Authority
IDB        Industrial Development Board
IDR        Industrial Development Revenue Bonds
INFLOS     Inverse Floating Rate Municipal Bonds
M/F        Multi-Family
PCR        Pollution Control Revenue Bonds
RIB        Residual Interest Bonds
S/F        Single-Family
VRDN       Variable Rate Demand Notes

Merrill Lynch High Income Municipal Bond Fund, Inc.
February 28, 2001

SCHEDULE OF INVESTMENTS (continued)                                                                  (in Thousands)

               S&P      Moody's    Face
State        Ratings    Ratings   Amount                      Issue                                            Value
Colorado--7.4%   NR*     NR*     $1,700    Colorado Post-Secondary Educational Facilities Authority
                                           Revenue Bonds (Colorado Ocean Journey Inc. Project),
                                           8.30% due 12/01/2017                                               $  1,953
                 A       A2       2,000    Denver, Colorado, City and County Airport Revenue Bonds,
                                           AMT, Series D, 7.75% due 11/15/2013                                   2,457
                 NR*     NR*      3,000    Denver, Colorado, Urban Renewal Authority, Tax Increment and
                                           Allocation Bonds, AMT, 7.75% due 9/01/2017                            3,197
                                           San Miguel County, Colorado (Mountain Village Metropolitan
                                           District), GO, Refunding:
                 NR*     NR*      1,350      8.10% due 12/01/2002 (f)                                            1,466
                 NR*     NR*        650      8.10% due 12/01/2011                                                  686

Connecticut      NR*     NR*      1,900    Connecticut State Development Authority, IDR
--2.8%                                     (AFCO Cargo BDL-LLC Project), AMT, 8% due 4/01/2030                   1,936
                 NR*     B1       1,745    New Haven, Connecticut, Facility Revenue Bonds
                                           (Hill Health Corporation Project), 9.25% due 5/01/2017                1,800

Florida--4.1%    NR*     NR*        940    Arbor Greene Community Development District, Florida,
                                           Special Assessment Revenue Bonds, 7.60% due 5/01/2018                 1,000
                 NR*     NR*        970    Grand Haven Community Development District, Florida,
                                           Special Assessment Bonds, Series B, 6.90% due 5/01/2019                 984
                 NR*     NR*      3,400    Parkway Center, Florida, Community Development District
                                           Special Assessment Refunding Bonds, Series B,
                                           8% due 5/01/2010                                                      3,406

Georgia--1.5%    NR*     NR*      1,860    Atlanta, Georgia, Urban Residential Finance Authority,
                                           M/F Mortgage Revenue Bonds (Northside Plaza Apartments
                                           Project), AMT, 9.75% due 11/01/2020                                   1,906

Illinois--7.9%   BBB-    Baa1     4,000    Chicago, Illinois, O'Hare International Airport, Special Facility
                                           Revenue Refunding Bonds (American Airlines Inc. Project),
                                           8.20% due 12/01/2024                                                  4,442
                 NR*     NR*      3,195    Illinois Development Finance Authority, Primary Health Care
                                           Centers Facilities, Acquisition Program Revenue Bonds,
                                           7.75% due 12/01/2016                                                  3,456
                 NR*     NR*      2,000    Illinois Educational Facilities Authority, Revenue Refunding
                                           Bonds (Chicago Osteopathic Health System), 7.25%
                                           due 11/15/2019 (f)                                                    2,467

Indiana--1.5%    NR*     NR*      2,000    Indianapolis, Indiana, M/F Revenue Bonds (Lake Nora Fox Club
                                           Project), Series B, 7.50% due 10/01/2029                              1,990

Iowa--1.4%       NR*     NR*      1,500    Iowa Finance Authority, Health Care Facilities Revenue Refunding
                                           Bonds (Care Initiatives Project), 9.25% due 7/01/2025                 1,791

Kentucky--4.3%   NR*     NR*      1,850    Kenton County, Kentucky, Airport Board, Special Facilities
                                           Revenue Bonds (Mesaba Aviation Inc. Project), AMT, Series A,
                                           6.70% due 7/01/2029                                                   1,751
                 AAA     Aaa      3,600    Louisville, Kentucky, Hospital Revenue Refunding Bonds,
                                           INFLOS, 9.034% due 10/01/2014 (d)(h)                                  3,883

Louisiana--2.3%  BB-     NR*      3,000    Port New Orleans, Louisiana, IDR, Refunding (Continental
                                           Grain Company Project), 7.50% due 7/01/2013                           3,035

Merrill Lynch High Income Municipal Bond Fund, Inc.
February 28, 2001

SCHEDULE OF INVESTMENTS (continued)                                                                  (in Thousands)

               S&P      Moody's    Face
State        Ratings    Ratings   Amount                      Issue                                            Value
Maryland--3.8%   NR*     NR*    $ 5,000    Maryland State Energy Financing Administration, Limited
                                           Obligation Revenue Bonds (Cogeneration-AES Warrior Run),
                                           AMT, 7.40% due 9/01/2019                                           $  5,045

Massachusetts--  NR*     NR*      1,045    Boston, Massachusetts, Industrial Development Financing
2.8%                                       Authority, Solid Waste Disposal Facility Revenue Bonds
                                           (Jet-A-Way Project), AMT, 10.50% due 1/01/2011                        1,089
                 NR*     NR*      1,475    Massachusetts State Health and Educational Facilities Authority
                                           Revenue Bonds (New England Memorial Hospital Project),
                                           Series C, 7% due 4/01/2014 (e)                                          295
                 NR*     Ca       2,745    Massachusetts State Health and Educational Facilities Authority,
                                           Revenue Refunding Bonds (New England Memorial Hospital),
                                           Series B, 6.125% due 7/01/2013 (e)                                      549
                 NR*     AAA      1,580    Massachusetts State Industrial Finance Agency, Revenue
                                           Refunding Bonds (Bay Cove Human Services Inc.),
                                           8.375% due 4/01/2004 (f)                                              1,779


Mississippi--    BBB-    Ba1      1,000    Mississippi Business Finance Corporation, Mississippi, PCR,
0.7%                                       Refunding (System Energy Resources Inc. Project),
                                           5.875% due 4/01/2022                                                    957

Missouri--0.8%   NR*     NR*      1,000    Fenton, Missouri, Tax Increment Revenue Refunding and
                                           Improvement Bonds (Gravois Bluffs), 6.75% due 10/01/2015                990

Nevada--1.5%     BBB     Baa2     2,500    Henderson, Nevada, Health Care Facility Revenue Bonds
                                           (Catholic Healthcare West-Saint Rose Dominican Hospital),
                                           5.375% due 7/01/2026                                                  1,974

New Jersey--18.8%                          Camden County, New Jersey, Improvement Authority,
                                           Lease Revenue Bonds (Holt Hauling & Warehousing),
                                           AMT, Series A:
                 CC      NR*      4,600      9.625% due 1/01/2011                                                4,454
                 CC      NR*      2,000      9.875% due 1/01/2021                                                1,935
                 CCC     B2       3,525    Camden County, New Jersey, Pollution Control Financing
                                           Authority, Solid Waste Resource Recovery Revenue Bonds,
                                           Series D, 7.25% due 12/01/2010                                        3,327
                 CCC     B2       6,000    Camden County, New Jersey, Pollution Control Financing Authority,
                                           Solid Waste Resource Recovery Revenue Refunding Bonds,
                                           AMT, Series A, 7.50% due 12/01/2010                                   5,763
                 NR*     NR*      3,000    New Jersey EDA, Economic Development Revenue Bonds
                                           (Glimcher Properties LP Project), AMT, 6% due 11/01/2028              2,641
                 NR*     NR*      1,500    New Jersey EDA, IDR, Refunding (Newark Airport Marriott Hotel),
                                           7% due 10/01/2014                                                     1,515
                 NR*     NR*      3,000    New Jersey EDA, Retirement Community Revenue Bonds
                                           (Seabrook Village Inc.), Series A, 8.125% due 11/15/2023              2,943
                 BBB-    Baa3     2,000    New Jersey Health Care Facilities Financing Authority
                                           Revenue Refunding Bonds (Trinitas Hospital Obligation Group),
                                           7.375% due 7/01/2015                                                  2,030

New Mexico--0.8% B+      Ba3      1,000    Farmington, New Mexico, PCR, Refunding (Tucson Electric
                                           Power Co.-San Juan Project), Series A, 6.95% due 10/01/2020             994

Merrill Lynch High Income Municipal Bond Fund, Inc.
February 28, 2001

SCHEDULE OF INVESTMENTS (continued)                                                                  (in Thousands)

               S&P      Moody's    Face
State        Ratings    Ratings   Amount                      Issue                                            Value
New York--2.8%                             Utica, New York, GO, Public Improvement:
                 BB      Ba3     $  635      8.50% due 8/15/2007                                              $    706
                 BB      Ba3        635      8.50% due 8/15/2008                                                   705
                 BB      Ba3        500      8.50% due 8/15/2009                                                   555
                 BB      Ba3        500      8.50% due 8/15/2010                                                   555
                 BB      Ba3        500      8.50% due 8/15/2011                                                   555
                 BB      Ba3        500      8.50% due 8/15/2012                                                   555

North            NR*     NR*      1,200    North Carolina Medical Care Commission, Health Care
Carolina--                                 Facilities, First Mortgage Revenue Refunding Bonds
0.9%                                       (Presbyterian Homes Project), 7% due 10/01/2031                       1,209

Ohio--0.6%       AAA     Aaa        800    Ohio, HFA, S/F Mortgage Revenue Bonds, RIB, AMT, Series A,
                                           9.72% due 3/24/2031 (c)(h)                                              840

Oregon--1.9%     NR*     NR*      1,000    Western Generation Agency, Oregon, Cogeneration Project
                                           Revenue Bonds (Wauna Cogeneration Project), AMT, Series B,
                                           7.40% due 1/01/2016                                                   1,024
                 B       NR*      1,455    Yamhill County, Oregon, PCR, Refunding (Smurfit Newsprint
                                           Corporation Project), 8% due 12/01/2003                               1,481

Pennsylvania     NR*     Ba2      1,000    Lehigh County, Pennsylvania, General Purpose Authority,
--7.1%                                     Revenue Refunding Bonds (Kidspeace Obligation Group),
                                           6% due 11/01/2023                                                       831
                                      5    Northhampton Pulp LLC (e)(g)                                            665
                 NR*     NR*      5,000    Philadelphia, Pennsylvania, Authority for IDR, Commercial
                                           Development, AMT, 7.75% due 12/01/2017                                5,261
                 NR*     NR*      3,125    Philadelphia, Pennsylvania, Authority for Industrial Development,
                                           Health Care Facility Revenue Refunding Bonds (Paul's Run),
                                           Series A, 5.875% due 5/15/2028                                        2,488

South            BBB     NR*      2,000    South Carolina Jobs, EDA, Economic Development Revenue
Carolina--                                 Bonds (Westminster Presbyterian Center), 7.75% due 11/15/2030         2,068
1.6%

Texas--0.1%      A1+     VMIG1++    100    Sabine River Authority, Texas, PCR, Refunding
                                           (Texas Utilities Electric Company Project), VRDN,
                                           Series A, 3.15% due 3/01/2026 (a)(b)                                    100

Utah--0.1%       NR*     NR*      3,200    Tooele County, Utah, PCR, Refunding (Laidlaw Environmental),
                                           AMT, Series A, 7.55% due 7/01/2027 (e)                                   91

Vermont--1.2%    NR*     NR*      1,395    Vermont Educational and Health Buildings Financing Agency,
                                           Revenue Refunding Bonds (College of Saint Joseph Project),
                                           8.50% due 11/01/2024                                                  1,539

Virginia--8.0%   NR*     NR*      4,560    Peninsula Ports Authority, Virginia, Revenue Refunding Bonds
                                           (Port Facility-Zeigler Coal), 6.90% due 5/02/2022                     1,573
                 NR*     NR*      2,000    Pittsylvania County, Virginia, IDA, Revenue Refunding Bonds,
                                           Exempt-Facility, AMT, Series A, 7.50% due 1/01/2014                   1,904
                                           Pocahontas Parkway Association, Virginia, Toll Road
                                           Revenue Bonds:
                 NR*     Ba1      5,500      1st Tier, Sub-Series C, 6.25%** due 8/15/2027                         747
                 NR*     Ba1      9,000      1st Tier, Sub-Series C, 6.25%** due 8/15/2035                         668
                 BBB-    Baa3    48,400      Senior Series B, 5.95%** due 8/15/2031                              5,611

Merrill Lynch High Income Municipal Bond Fund, Inc.
February 28, 2001

SCHEDULE OF INVESTMENTS (concluded)                                                                  (in Thousands)

               S&P      Moody's    Face
State        Ratings    Ratings   Amount                      Issue                                            Value
Wisconsin--0.7%  NR*     NR*    $ 1,000    Wisconsin State Health and Educational Facilities Authority
                                           Revenue Bonds (Oakwood Village Project), Series A,
                                           7.625% due 8/15/2030                                               $    974

Total Investments (Cost--$141,200)--96.8%                                                                      126,903

Other Assets Less Liabilities--3.2%                                                                              4,221
                                                                                                              --------
Net Assets--100.0%                                                                                            $131,124
                                                                                                              ========

(a)The interest rate is subject to change periodically based upon prevailing market rates. The interest rate shown is the rate in effect at February 28, 2001.
(b)AMBAC Insured.
(c)GNMA Collateralized.
(d)MBIA Insured.
(e)Non-income producing security.
(f)Prerefunded.
(g)These shares represent an equity interest in the reorganization of Ponderosa Fibres PA. The security may be offered and sold to "qualified institutional buyers" under Rule 144A of the Securities Act of 1933.
(h)The interest rate is subject to change periodically and inversely based upon prevailing market rates. The interest rate shown is the rate in effect at February 28, 2001.
*Not Rated.
**Represents a zero coupon; the interest rate shown is the effective yield at the time of purchase by the Fund.
++Highest short-term rating by Moody's Investors Service, Inc.

See Notes to Financial Statements.

Merrill Lynch High Income Municipal Bond Fund, Inc.
February 28, 2001

QUALITY PROFILE

The quality ratings of securities in the Fund as of February 28, 2001 were as follows:

                                   Percent of
S&P Rating/Moody's Rating          Net Assets

AAA/Aaa                                5.4%
A/A                                    1.9
BBB/Baa                               13.0
BB/Ba                                 10.2
B/B                                   13.2
CCC/Caa                                0.2
CC/Ca                                  5.3
NR (Not Rated)                        47.2
Other++                                0.4

++ Temporary investments in short-term municipal securities.

Merrill Lynch High Income Municipal Bond Fund, Inc.
February 28, 2001

FINANCIAL INFORMATION

Statement of Assets and Liabilities as of February 28, 2001

Assets:             Investments, at value (identified cost--$141,200,038)                                   $126,903,035
                    Cash                                                                                          55,972
                    Receivables:
                      Securities sold                                                      $  5,098,000

                      Interest                                                                2,687,847
                      Capital shares sold                                                        19,997        7,805,844
                                                                                           ------------
                    Prepaid registration fees and other assets                                                    16,089
                                                                                                            ------------
                    Total assets                                                                             134,780,940
                                                                                                            ------------

Liabilities:        Payables:
                      Securities purchased                                                    3,154,265
                      Dividends to shareholders                                                 273,231
                      Investment adviser                                                         83,797
                      Administration                                                             22,052        3,533,345
                                                                                           ------------
                    Accrued expenses and other liabilities                                                       123,917
                                                                                                            ------------
                    Total liabilities                                                                          3,657,262
                                                                                                            ------------

Net Assets:         Net assets                                                                              $131,123,678
                                                                                                            ============

Net Assets          Common stock, $.10 par value, 200,000,000 shares authorized                             $  1,416,360
Consist of:         Paid-in capital in excess of par                                                         152,949,403
                    Accumulated realized capital loss on investments--net                                     (5,794,220)
                    Accumulated distributions in excess of realized capital gains--net                        (3,150,862)
                    Unrealized depreciation on investments--net                                              (14,297,003)
                                                                                                            ------------
                    Net assets--Equivalent to $9.26 per share based on 14,163,600 shares of
                    capital outstanding                                                                     $131,123,678
                                                                                                            ============

                    See Notes to Financial Statements.

Merrill Lynch High Income Municipal Bond Fund, Inc.
February 28, 2001

FINANCIAL INFORMATION

Statement of Operations

                                                                                                For the Six Months Ended
                                                                                                       February 28, 2001
Investment Income:  Interest and amortization of premium and discount earned                               $   5,145,147

Expenses:           Investment advisory fees                                                $   669,103
                    Administrative fees                                                         176,080
                    Professional fees                                                            58,379
                    Transfer agent fees                                                          44,698
                    Advertising fees                                                             39,526
                    Printing and shareholder reports                                             31,475
                    Accounting services                                                          30,959
                    Registration fees                                                            19,370
                    Directors' fees and expenses                                                 18,465
                    Custodian fees                                                                6,516
                    Pricing services                                                              4,723
                    Other                                                                         6,046
                                                                                           ------------

                    Total expenses                                                                             1,105,340
                                                                                                            ------------
                    Investment income--net                                                                     4,039,807
                                                                                                            ------------

Realized &          Realized loss on investments--net                                                         (1,187,096)
Unrealized          Change in unrealized depreciation on investments--net                                     (1,942,499)
Loss on                                                                                                     ------------
Investments--Net:   Net Increase in Net Assets Resulting from Operations                                    $    910,212
                                                                                                            ============

                    See Notes to Financial Statements.

Statements of Changes in Net Assets

                                                                                          For the Six          For the
                                                                                          Months Ended        Year Ended
                                                                                          February 28,        August 31,
Increase (Decrease) in Net Assets:                                                            2001              2000
Operations:         Investment income--net                                                 $  4,039,807     $  9,966,828
                    Realized loss on investments--net                                        (1,187,096)      (4,607,124)

                    Change in unrealized appreciation/depreciation on
                    investments--net                                                         (1,942,499)     (10,597,603)
                                                                                           ------------     ------------
                    Net increase (decrease) in net assets resulting
                    from operations                                                             910,212       (5,237,899)
                                                                                           ------------     ------------

Dividends to        Investment income--net                                                   (4,039,807)      (9,966,828)
Shareholders:                                                                              ------------     ------------
                    Net decrease in net assets resulting from dividends
                    to shareholders                                                          (4,039,807)      (9,966,828)
                                                                                           ------------     ------------

Capital Share       Net decrease in net assets derived from capital
Transactions:       shares transactions                                                     (15,140,505)     (36,975,237)
                                                                                           ------------     ------------

Net Assets:         Total decrease in net assets                                            (18,270,100)     (52,179,964)
                    Beginning of period                                                     149,393,778      201,573,742
                                                                                           ------------     ------------
                    End of period                                                          $131,123,678     $149,393,778
                                                                                           ============     ============

                    See Notes to Financial Statements.

Merrill Lynch High Income Municipal Bond Fund, Inc.
February 28, 2001

FINANCIAL INFORMATION (concluded)

Financial Highlights

The following per share data and ratios have been derived           For the Six
from information provided in the financial statements.              Months Ended
                                                                    February 28,     For the Year Ended August 31,
Increase (Decrease) in Net Asset Value:                                 2001        2000      1999      1998      1997

Per Share           Net asset value, beginning of period              $   9.45    $  10.24  $  11.46  $  11.34   $  10.94
Operating                                                             --------    --------  --------  --------   --------
Performance:        Investment income--net                                 .26         .55       .55       .61        .65
                    Realized and unrealized gain (loss) on
                    investments--net                                      (.19)       (.79)     (.89)      .32        .44
                                                                      --------    --------  --------  --------   --------
                    Total from investment operations                       .07        (.24)     (.34)      .93       1.09
                                                                      --------    --------  --------  --------   --------
                    Less dividends and distributions:
                      Investment income--net                              (.26)       (.55)     (.55)     (.61)      (.65)
                      Realized gain on investments--net                     --          --      (.18)     (.20)      (.04)
                      In excess of realized gain on investments--net        --          --      (.15)       --         --
                                                                      --------    --------  --------  --------   --------
                    Total dividends and distributions                     (.26)       (.55)     (.88)     (.81)      (.69)
                                                                      --------    --------  --------  --------   --------
                    Net asset value, end of period                    $   9.26    $   9.45  $  10.24  $  11.46   $  11.34
                                                                      ========    ========  ========  ========   ========

Total Investment    Based on net asset value per share                    0.81%++    (2.29%)   (3.16%)    8.43%     10.20%
Return:**                                                             ========    ========  ========  ========   ========

Ratios to Average   Expenses                                              1.57%*      1.46%     1.46%     1.48%      1.44%
Net Assets:                                                           ========    ========  ========  ========   ========
                    Investment income--net                                5.74%*      5.68%     5.07%     5.37%      5.83%
                                                                      ========    ========  ========  ========   ========

Supplemental        Net assets, end of period (in thousands)          $131,124    $149,394  $201,574  $233,713   $211,620
Data:                                                                 ========    ========  ========  ========   ========
                    Portfolio turnover                                    5.10%      13.42%    39.53%    36.45%     43.07%
                                                                      ========    ========  ========  ========   ========

 * Annualized.
** Total investment returns exclude the effect of the early withdrawal charge, if any. The Fund is a continuously offered closed-end fund, the shares of which are offered at net asset value. Therefore, no separate market exists. ++Aggregate total investment return.

See Notes to Financial Statements.

Merrill Lynch High Income Municipal Bond Fund, Inc.
February 28, 2001

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:

Merrill Lynch High Income Municipal Bond Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a continuously offered, non-diversified, closed-end management investment company. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Municipal bonds and other portfolio securities in which the Fund invests are traded primarily in the over-the-counter municipal bond and money markets and are valued at the last available bid price in the over-the-counter market or on the basis of yield equivalents as obtained from one or more dealers that make markets in the securities. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their settlement prices as of the close of such exchanges. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over- the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term investments with remaining maturities of sixty days or less are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Fund, including valuations furnished by a pricing service retained by the Fund, which may utilize a matrix system for valuations. The procedures of the pricing service and its valuations are reviewed by the officers of the Fund under the general supervision of the Board of Directors.

(b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

* Options--The Fund is authorized to write covered call options and purchase put and call options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received). Written and purchased options are non-income producing investments. (c) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

Merrill Lynch High Income Municipal Bond Fund, Inc.
February 28, 2001

NOTES TO FINANCIAL STATEMENTS (continued)

(d) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Interest income is recognized on the accrual basis. The Fund will adopt the provisions to amortize all premiums and discounts on debt securities effective September 1, 2001, as now required under the new AICPA Audit and Accounting Guide for Investment Companies. The cumulative effect of this accounting change will have no impact on the total net assets of the Fund. The impact of this accounting change has not been determined, but will result in an adjustment to the cost of securities and a corresponding adjustment to net unrealized appreciation/depreciation, based on securities held as of August 31, 2001.

(e) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(f) Dividends and distributions--Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates. Distributions in excess of realized capital gains are due primarily to differing tax treatments for future transactions and post-October losses.

2. Investment Advisory Agreement and
Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner.

MLIM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at an annual rate of .95% of the Fund's average daily net assets.

The Fund also has entered into an Administrative Services Agreement with MLIM whereby the Fund pays a monthly fee at an annual rate of .25% of the Fund's average daily net assets, in return for the performance of administrative services (other than investment advice and related portfolio activities) necessary for the operation of the Fund.

For the six months ended February 28, 2001, FAM Distributors, Inc. ("FAMD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., earned early withdrawal charges of $27,909 relating to the tender of the Fund's shares.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Accounting services were provided to the Fund by MLIM through December 31, 2000. Up to this date, the Fund reimbursed MLIM $20,076 for these services. As of January 1, 2001, accounting services are provided for the Fund by State Street Bank and Trust Company ("State Street") pursuant to an agreement between State Street and the Fund. The Fund will pay the cost of these services. In addition, the Fund will reimburse MLIM for the cost of certain additional accounting services.

Certain officers and/or directors of the Fund are officers and/or directors of MLIM, PSI, FDS, FAMD, and/or ML & Co.

3. Investments:
Purchases and sales of investments, excluding short-term securities, for the six months ended February 28, 2001 were $6,990,066 and $24,714,908, respectively.

Net realized losses for the six months ended February 28, 2001 and net unrealized losses as of February 28, 2001 were as follows:

                                   Realized     Unrealized
                                    Losses        Losses

Long-term investments             $(1,187,096)  $(14,297,003)
                                  -----------   ------------
Total                             $(1,187,096)  $(14,297,003)
                                  ===========   ============

As of February 28, 2001, net unrealized depreciation for Federal income tax purposes aggregated $14,297,003, of which $4,724,153 related to appreciated securities and $19,021,156 related to depreciated securities. The aggregate cost of investments at February 28, 2001 for Federal income tax purposes was $141,200,038.

Merrill Lynch High Income Municipal Bond Fund, Inc.
February 28, 2001

NOTES TO FINANCIAL STATEMENTS (concluded)

4. Capital Shares Transactions:
Transactions in capital shares were as follows:

For the Six Months Ended                            Dollar
February 28, 2001                     Shares        Amount

Shares sold                           234,083   $  2,174,544
Shares issued to share-
holders in reinvestment
of dividends                          167,625      1,559,354
                                 ------------   ------------
Total issued                          401,708      3,733,898
Shares tendered                    (2,042,397)   (18,874,403)
                                 ------------   ------------
Net decrease                       (1,640,689)  $(15,140,505)
                                 ============   ============

For the Year Ended                                  Dollar
August 31, 2000                      Shares         Amount

Shares sold                           420,954   $  4,098,154
Shares issued to share-
holders in reinvestment of
dividends                             410,736      3,963,637
                                 ------------   ------------
Total issued                          831,690      8,061,791
Shares tendered                    (4,709,915)   (45,037,028)
                                 ------------   ------------
Net decrease                       (3,878,225)  $(36,975,237)
                                 ============   ============

5. Capital Loss Carryforward:

At August 31, 2000, the Fund had a net capital loss carryforward of approximately $2,052,000, all of which expires in 2008. This amount will be available to offset like amounts of any future taxable gains.

OFFICERS AND DIRECTORS

Terry K. Glenn, President and Director
Ronald W. Forbes, Director
Cynthia A. Montgomery, Director
Charles C. Reilly, Director
Kevin A. Ryan, Director
Richard R. West, Director
Vincent R. Giordano, Senior Vice President
Kenneth A. Jacob, Vice President
Theodore R. Jaeckel Jr., Vice President
John M. Loffredo, Vice President
Donald C. Burke, Vice President and Treasurer
Jodi M. Pinedo, Secretary

Arthur Zeikel, Director of Merrill Lynch High Income Municipal Bond Fund, Inc., has recently retired. The Fund's Board of Trustees wishes Mr. Zeikel well in his retirement.

Custodian
The Bank of New York
90 Washington Street
New York, NY 10286

Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863